As filed with the Securities and Exchange Commission on July 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0378756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

(Address of principal executive offices)

TRANSCEND SERVICES, INC.

2009 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Larry G. Gerdes

Chief Executive Officer

Transcend Services, Inc.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

(678) 808-0600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John F. Sandy Smith, Esq.

Womble Carlyle Sandridge & Rice, PLLC

271 17th Street, Suite 2400

Atlanta, Georgia 30363

(404) 962-7583

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum offering price (1)	Amount of registration fee
Common Stock, $0.05 par value per share, issuable under 2009 Stock Incentive Plan	400,000 Shares	(2)	$18.14	$7,254,000	$404.77

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Global Market on July 27, 2009.
(2)	Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends, or similar transactions, or the application of anti-dilution provisions, with respect to the shares. In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Pursuant to Rule 429, the prospectus to be used under this Registration Statement also applies to the Form S-8 Registration Statements (File Nos. 333-106454, 333-116910, 333-131059 and 333- 157780) which registered the offer, sale and issuance of shares of common stock issuable under the 2001, 2003, 2005 and 2007 Stock Incentive Plans. See “Explanatory Statement.

EXPLANATORY STATEMENT

This Form S-8 Registration Statement of Transcend Services, Inc. (the “Company” or the “Registrant”) is filed for the purpose of registering the offer, sale and issuance of up to 400,000 shares of common stock under the Company’s 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”). In addition, the 2009 Stock Incentive Plan provides for the issuance of up to an aggregate of all shares (A) which were reserved for issuance under the Transcend Services, Inc. 1992, 2001, 2003, 2005 and 2007 Stock Incentive Plans (the “Prior Plans”), (B) which have not, as of the effective date of the 2009 Stock Incentive Plan, been issued, and (C)(1) which are not, as of the effective date of the 2009 Stock Incentive Plan, subject to any outstanding awards under the Prior Plans, or (2) which are, as of the effective date of the 2009 Stock Incentive Plan, subject to an outstanding award under the Prior Plans, and which subsequently, through cancellation or expiration or lapse of such award after the effective date of the 2009 Stock Incentive Plan, can no longer be issued pursuant to such award; provided, however, in no event shall the number of such shares available for issuance under the preceding provisions of this section exceed the sum of the number of options currently outstanding (912,267) and available for issuance (6,424), all as adjusted pursuant to Section 10 of the 2009 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

The documents containing the information specified in Item 1 will be sent or given to employees of the Company and other participants in the 2009 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 or Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the 2009 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

(a)	the Company’s Annual Report on Form 10-K for the Fiscal year ended December 31, 2008;

(b)	the Company’s Quarterly Report on form 10-Q for the quarter ended March 31, 2009;

(c)	the Company’s Current Reports on Form 8-K as filed on January 2, 2009, January 7, 2009, January 30, 2009, March 27, 2009, April 6, 2009, April 30, 2009 and July 29, 2009; and

(d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on January 8, 1990, pursuant to the Securities Exchange Act of 1934, as amended.

Item 4.    Description of Securities.

No response to this item is required.

Item 5.    Interests of Named Experts and Counsel.

No response to this item is required.

Item 6.    Indemnification of Officers and Directors.

In accordance with Delaware law, the Company’s Bylaws provide that the Company shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or serves or served any other corporation at the request of the Company. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s Bylaws provide that the indemnification of directors and officers of the Company provided thereby shall apply to acts and transactions occurring prior to and after the adoption of the Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification are entitled under any statute, certificate or articles of incorporation, by-laws, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.    Exemption from Registration Claimed.

No response to this item is required.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation, amended and restated pursuant to Rule 102 of Regulation S-T, incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-106446) filed on June 25, 2003, Exhibit 4.1

4.2	Amended and Restated Bylaws, incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-18217) dated December 19, 2007, Exhibit 3.1

4.3	Transcend Services, Inc. 2009 Stock Incentive Plan, incorporated by reference to the Company’s definitive proxy statement (File No. 000-18217) filed on April 6, 2009

5.1	Legal Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	Consent of Grant Thornton LLP

23.2	Consent of Habif, Arogeti & Wynne, LLP

23.3	Consent of Miller Ray Houser & Stewart LLP

23.4	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of July, 2009.

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes
Larry G. Gerdes, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Gerdes, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry G. Gerdes Larry G. Gerdes	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 30, 2009

/s/ Lance Cornell Lance Cornell	Chief Financial Officer (principal financial officer and principal accounting officer)	July 30, 2009

/s/ Joseph G. Bleser Joseph G. Bleser	Director	July 30, 2009

/s/ Joseph P. Clayton Joseph P. Clayton	Director	July 30, 2009

/s/ James D. Edwards James D. Edwards	Director	July 30, 2009

/s/ Walter S. Huff, Jr. Walter S. Huff, Jr.	Director	July 30, 2009

/s/ Sidney V. Sack Sidney V. Sack	Director	July 30, 2009

/s/ Charles E. Thoele Charles E. Thoele	Director	July 30, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation, amended and restated pursuant to Rule 102 of Regulation S-T, incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-106446) filed on June 25, 2003, Exhibit 4.1

4.2	Amended and Restated Bylaws, incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-18217) dated December 19, 2007, Exhibit 3.1

4.3	Transcend Services, Inc. 2009 Stock Incentive Plan, incorporated by reference to the Company’s definitive proxy statement (File No. 000-18217) filed on April 6, 2009

5.1	Legal Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	Consent of Grant Thornton LLP

23.2	Consent of Habif, Arogeti & Wynne, LLP

23.3	Consent of Miller Ray Houser & Stewart LLP

23.4	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)